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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                FEBRUARY 26, 1999
                                 Date of Report

                               (Earliest Reported
                           Event is February 23, 1999)

                         STYLING TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

                           COMMISSION FILE NO. 0-21703


           DELAWARE                                        75-2665378
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or jurisdiction)


7400 EAST TIERRA BUENA
SCOTTSDALE, ARIZONA                                          85260
(Address of principal                                       (Zip Code)
executive offices)


                                 (602) 609-6000
               Registrant's telephone number, including area code:

             2390 East Camelback Road, Suite 435, Phoenix, AZ 85016 (Former names or former address, if changed since last report)
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Item 5. On February 26, 1999, Styling Technology Corporation issued the following press release:


                                  PRESS RELEASE


CONTACTS:

Sam Leopold                Rik Ross                  Lori Parks/Eugene Heller
Chief Executive Officer    Chief Financial Officer   Silverman Heller Associates
(602) 609-6000             (602) 609-6000            (310) 208-2550

FOR IMMEDIATE RELEASE


          STYLING TECHNOLOGY CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

SCOTTSDALE, Arizona, February 26, 1999 - Styling Technology Corp. (NASDAQ: STYL) today announced that its Board of Directors has approved a Shareholder Rights Plan, pursuant to which it will declare a dividend distribution of one Preferred Share Purchase Right on each outstanding share of its Common Stock. Each Right will entitle shareholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $70.

The Rights are not being distributed in response to any specific effort to acquire the Company. The Rights will be exercisable if a person or group hereafter acquires 15% or more of the Common Stock of the Company (or with respect to persons currently holding 15% or more of the Common Stock, if such person acquires an additional 1% or more of the Common Stock) or announces a tender offer for 15% or more of the Common Stock. The Board of Directors will be entitled to redeem the Rights at one cent per Right at any time before any such person hereafter acquires 15% (or such additional 1%) or more of the outstanding Common Stock.

"This Rights Plan is designed to ensure that all shareholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all shareholders a fair price," said Sam Leopold, the Company's president, chairman and CEO.

If a person hereafter acquires 15% or more of the outstanding Common Stock of the Company (or for these persons currently holding more than 15% of the Common Stock, up to an additional 1% of the Common Stock), each Right will entitle its holder to purchase, at the Right's exercise price, a number of shares of Common Stock having a market value at that time of twice the Right's exercise price. Rights held by the acquiring person will become void and will not be exercisable to purchase shares at the bargain purchase price. If the Company is acquired in a merger or other business
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combination transaction after a person acquires 15% or more of the Company's
Common Stock or the rights are otherwise triggered, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

The dividend distribution will be payable on March 19, 1999, to shareholders of record on March 9, 1999. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders. Additional details about the Rights Plan will be outlined in a summary mailed to all shareholders following the record date.

Styling Technology Corporation is a leading developer, producer, and marketer of a wide array of professional salon products, addressing all salon product categories, including hair care, nail care, and skin and body care products, as well as salon appliances and sundries. Through strategic acquisitions, the Company has acquired well-recognized brand names, a strong distribution network, established marketing and salon industry education programs, and significant production and sourcing capabilities. The Company sells its products primarily to salon products and tanning supply distributors, beauty supply outlets, and chain salons.


                                       ###
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  March 5, 1999                  STYLING TECHNOLOGY CORPORATION



                                      By:  /s/ Michael L. Kaplan
                                           ------------------------------
                                      Name:  Michael L. Kaplan
                                      Title: Executive Vice President and
                                             Secretary